EXHIBIT 10.2

This agreement is dated 11 August 2026

Parties

(1)	INSPIRED GAMING (UK) LIMITED (company number 03565640) whose registered office is at First Floor, 107 Station Street, Burton-On-Trent DE14 1SZ (“Company”)

(2)	Simona Camilleri of the address on record with the Company (“Employee” or “you”)

AGREED TERMS

1.	TERMINATION DATE

1.1	Your position as Executive Vice President, General Counsel and Officer of Inspired Entertainment, Inc. as well as all subsidiary entities of Inspired Entertainment, Inc, as well as all positions you hold with various gaming and regulatory bodies, shall terminate following your recent resignation effective September 7th, 2026.

1.2	Your employment with the Company shall terminate on December 31st, 2026 (Termination Date). As permitted by the terms of your Contract of Employment dated February 8th, 2024 (Contract), we have agreed that you shall be placed on garden leave as permitted under the Contract (Clause 17) from September 15th, 2026, up to and including the Termination Date, during which period you shall not be required to perform any services or attend your place of work, save that you shall be available to assist with an orderly transition of duties as needed. You acknowledge that any holiday entitlement accrued but untaken at the commencement of your notice period or accruing during your notice period will be taken by You prior to the Termination Date and that no payment in respect of accrued untaken holiday will be made following the Termination Date. The Company will not unreasonably refuse any request by You to take accrued untaken holiday.

1.3	You will receive your salary and other contractual benefits, including health insurance, life insurance and pension, up to and including the Termination Date less tax and National Insurance contributions.

1.4	You will receive a payment of £50,684.83 in lieu of notice (PILON) for the period from 31 December 2026 to 15 March 2027, payable in the January 2027 payroll pursuant to clause 15.1 in your Contract, such sum to have tax and National Insurance contributions deducted in the usual way.

1.5	You have agreed to submit any expenses claims incurred accordance with the Employer’s expenses policy no later than September 7th 2026, such expenses to be reimbursed in the usual way.

1.6	The Company will deduct from the sums due under this clause any outstanding sums due from You.

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2.	REASONABLE ASSISTANCE

2.1	You agree to make yourself available to, and to cooperate with, the Company’s advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, preparing witness statements and giving evidence in person on the Company’s behalf. The Company will reimburse any reasonable expenses that You incur as a consequence of complying with your obligations under this clause, provided that such expenses are approved in advance by the Company.

2.2	You undertake that You will conduct yourself in a professional manner in responding to any requests for assistance.

3.	SEVERANCE PAYMENT

3.1	Subject to and conditional on you complying with the terms of this agreement, we will pay you ninety-three thousand seven hundred and fifty pounds (£93,750) by way of compensation for the termination of your employment (Severance Payment) as an ex-gratia payment.

3.2	The Severance Payment will be paid less any required deductions for income tax and National Insurance contributions. In this regard, the parties believe that the first £30,000 of the Severance Payment is tax free given that it is discretionary, not as a payment for services, notice pay or post termination restrictions and non-contractual.

3.3	You acknowledge that if your employment terminates earlier than the Termination Date agreed by the parties at the time of entering into this agreement, the tax treatment set out above may change as a result of the application of the rules regarding post-employment notice pay.

3.4	You shall indemnify us on a continuing basis against any further income tax and employee national insurance contributions in respect of the Severance Payment (and any related interest and penalties).

3.5	The Company will give You reasonable notice of any demand for tax which may lead to liabilities on You under the indemnity in clause 3.4 above and will take account of your reasonable comments in considering whether to dispute or in disputing the demand and provide You with reasonable access to any documentation You may reasonably require in connection therewith.

3.6	The Severance Payment will be made to you in the January 2027 payroll and following receipt by us of a copy of this agreement signed by you, including the certificate signed by your adviser as set out at Schedule 2.

3.7	If your employment is terminated by reason of gross misconduct prior to the Termination Date (save in circumstances in which You are entitled to and do resign without notice due to any fundamental breach of contract by the Company) the Severance Payment under clause 3 shall no longer be payable.

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4.	WAIVER

4.1	The terms of this agreement are offered by us without any admission of liability and are in full and final settlement of all and any claims or rights of action of any kind whatever, wherever and however arising that you have or may have, now or in the future, arising directly or indirectly out of or in connection with your employment with us, its termination, events occurring after this agreement has been entered into or otherwise, whether under common law, contract, statute or otherwise, in any jurisdiction and including, but not limited to, the claims specified in Schedule 1 (each of which is waived by this clause) but excluding any claims by you to enforce this agreement, any personal injury claims that have not arisen as at the date of this agreement or any claims in relation to accrued pension entitlements.

4.2	The waiver in clause 4.1 shall have effect irrespective of whether or not, at the date of this agreement, the parties are or could be aware of such claims or have such claims, including but not limited to the circumstances giving rise to them, in their express contemplation (including such claims of which the parties become aware after the date of this agreement in whole or in part as a result of new legislation or the development of common law or equity).

4.3	You acknowledge that the conditions relating to settlement agreements under section 147(3) of the Equality Act 2010, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998 (SI 1998/1833), section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation of Employees Regulations 1999 (SI 1999/3323), regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 (SI 2000/1551), regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034), regulation 40(4) of the Information and Consultation of Employees Regulations 2004 (SI 2004/3426), paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 (SI 2006/349), regulation 62 of the Companies (Cross-Border Mergers) Regulations 2007 (SI 2007/2974) and section 58 of the Pensions Act 2008 have been satisfied.

5.	RETURN OF PROPERTY

5.1	You warrant that you will return to us in good condition by the Termination Date all property belonging to us or relating to us or our business contacts in whatever format but including any company credit card, keys, security pass, identity badge, mobile telephone, laptop computer, documents, memory sticks and other media.

5.2	You shall, as at the date of this agreement, warrant that you have erased irretrievably (to the extent practicably possible) any information relating to our business or affairs or those of our business contacts from computer and communications systems and devices owned or used by you outside our premises, including such systems and data storage services provided by third parties (to the extent technically practicable).

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6.	EMPLOYEE WARRANTY

6.1	You warrant to the Company as a strict condition of this agreement that as at the date of this agreement:

(i) You have not commenced employment and have not agreed to accept nor received any offer of employment from any person, firm or company, the expression “employment” for the purpose of this clause to include any contract of service, any contract for services, any partnership or agency agreement;

(ii) You have not done or failed to do anything amounting to a repudiatory breach of the express or implied terms of your employment with the Company which if the matter had come to the Company’s attention before the Termination Date would have entitled the Company to terminate your employment summarily or if it had been done or omitted after the date of this agreement would have constituted a breach of any of its terms; and

(iii) there are no matters of which You are aware relating to any act or omission by You or by any director, officer, employee or agent of the Company or any of its Group Companies which if disclosed to the Company would or would be likely to affect the Company’s decision to enter into this agreement and which has not been disclosed to the Board.

7.	RESTRICTED STOCK UNITS

7.1	All 26,808 Restricted Stock Units granted to you under the 2023 Long-Term Incentive Plan (LTIP) shall vest in full on an accelerated basis in the December 2026 vesting cycle.

7.2	You acknowledge that, notwithstanding the foregoing, the Company is entitled to exercise its applicable rights under any clawback policy or laws in force during my employment relating to any incentive-based compensation in the event of any accounting restatements. You confirm you are aware that as a previous officer of the company, you shall remain subject to the Company’s Insider trading polices post -employment and shall liaise with the General Counsel for any trading activity you wish to undertake in accordance with said policy.

8.	REFERENCES

Subject always to the Company’s legal obligations regarding the giving of references, the Company agrees to provide You with a reference in a form to be agreed in writing between You and the CEO which will be signed concurrently with this agreement and agrees to respond to all employment reference enquiries in a manner consistent with the agreed reference.

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9.	POST TERMINATION RESTRICTIONS

9.1	Your obligations under clause 12 (Confidentiality), Clause 14 (Intellectual Property) of your Contract are hereby repeated and will continue to apply after the Termination Date. Your Post-Terminations (Schedule 2) will continue to apply save in respect of 1(c) and (d) which shall cease to apply on the Termination Date.

9.2	Your obligation under clause 11.1 (Outside Interests) shall cease to apply from 15th September, 2026.

9.3	You shall not make any adverse or derogatory comment about us, our officers, employees or workers and you shall not do anything which shall, or may, bring us, our officers, employees or workers into disrepute. We shall not authorise or encourage any of our officers, employees or workers to make any adverse or derogatory comment about you or to do anything that shall, or may, bring you into disrepute. This clause is subject to clause 9.4.

9.4	Nothing in this clause 9 shall prevent you or us (or any of our officers, employees, workers or agents) from:

(a)	making a protected disclosure under section 43A of the Employment Rights Act 1996;

(b)	making a disclosure permitted under section 17 of the Victims and Prisoners Act 2024;

(c)	making a disclosure permitted under section 135 and 136 of the Employment Rights Act 2025;

(d)	reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;

(e)	doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority;

(f)	whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);

(g)	complying with an order from a court or tribunal to disclose or give evidence;

(h)	disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from your employment or its termination; or

(i)	making any other disclosure as required by law.

(j)	Disclosing the existence and terms of this Agreement to the SEC and relevant stakeholders.

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10.	DIRECTORS’ AND OFFICERS’ INSURANCE

The Company shall, for a period of six (6) years following the Termination Date, maintain in force a directors’ and officers’ liability insurance policy (or a run-off policy in respect thereof) providing cover to You on terms no less favourable than those in place immediately prior to the Termination Date, including in respect of cover limits and the scope of insured risks. The Company shall, upon written request by You, provide written confirmation that such insurance is in place, together with reasonable details of the policy, within 10 Business Days of receipt of such request.

11.	CONFIDENTIALITY

You and the Company will keep the existence and terms of this agreement and the circumstances concerning the termination of your employment confidential and will not disclose the same to any third party.

12.	LEGAL ADVICE AND FEES

12.1	You confirm that you have received independent advice as to the terms and effect of this agreement and in particular on its effect on your ability to pursue the claims specified in 1 from Lydia Moore of Mishcon de Reya LLP, who is a relevant independent adviser, and who shall sign the certificate set out at Schedule 2 to this agreement.

12.2	The Company shall pay fees up to £2,000 including VAT for the above advice upon receipt of an invoice for such fees addressed to You but marked payable by the Company.

13.	ENTIRE AGREEMENT

This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to your employment and its termination. This agreement, although marked “without prejudice” and “subject to contract”, will once signed by You and the Company be treated as an open agreement binding on both parties

14.	THIRD PARTIES

A person, firm, company or organisation who or which is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term under this agreement. The consent of a third party shall not be required for the variation or termination of this agreement, even if that variation or termination affects the benefits conferred on that third party.

15.	GOVERNING LAW

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

16.	JURISDICTION

Each party irrevocably agrees that the courts of England and Wales shall have non- exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

17.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

This agreement has been entered into on the date stated at the beginning of it.

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SCHEDULE 1 - CLAIMS

1.	Claims:

1.1	for breach of contract or wrongful dismissal;

1.2	for unfair dismissal, under section 111 of the Employment Rights Act 1996;

1.3	in relation to the right to a written statement of reasons for dismissal, under section 93 of the Employment Rights Act 1996;

1.4	in relation to an unlawful deduction from wages or unlawful payment, under section 23 of the Employment Rights Act 1996;

1.5	for unlawful detriment, under section 48 of the Employment Rights Act 1996 or section 56 of the Pensions Act 2008;

1.6	in relation to written employment particulars and itemised pay statements, under section 11 of the Employment Rights Act 1996;

1.7	in relation to guarantee payments, under section 34 of the Employment Rights Act 1996;

1.8	in relation to suspension from work, under section 70 of the Employment Rights Act 1996;

1.9	in relation to a request for flexible working, under section 80H of the Employment Rights Act 1996;

1.10	[in relation to time off work, under sections 51, 54, 57, 57B, 57ZC, 57ZF, 57ZH, 57ZM, 57ZQ, 60, 63, 63C and 80N of the Employment Rights Act 1996;

1.11	in relation to working time or holiday pay, under regulation 30 of the Working Time Regulations 1998 (SI 1998/1833);

1.12	for equal pay or equality of terms under sections 120 and 127 of the Equality Act 2010;

1.13	for direct or indirect discrimination or harassment related to religion or belief, under section 120 of the Equality Act 2010;

1.14	for victimisation, under section 120 of the Equality Act 2010;

1.15	for instructing, causing, inducing, or aiding contraventions contrary to section 111 and 112 of the Equality Act 2010, under section 120 of the Equality Act 2010;

1.16	for less favourable treatment on the grounds of fixed-term status or a declaration of permanent employment, under regulations 7 and 9 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 (SI 2002/2034);

1.17	under regulations 29 and 33 of the Information and Consultation of Employees Regulations 2004 (SI 2004/3426);

1.18	under paragraphs 4 and 8 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 (SI 2006/349);

1.19	in relation to the right to be accompanied under sections 11 and 12 of the Employment Relations Act 1999;

1.20	in relation to the right to a written statement and the right not to be unfairly dismissed or subjected to detriment under regulations 4 and 5 of the Agency Workers (Amendment) Regulations 2019 (SI 2019/724);

1.21	in relation to personal injury, of which you are or ought reasonably to be aware at the date of this agreement;

1.22	for harassment under the Protection from Harassment Act 1997;

1.23	for failure to comply with obligations under the Data Protection Act 1998, the Data Protection Act 2018, the General Data Protection Regulation (EU) 2016/679) [as it has effect in EU law] or the UK GDPR as defined in sections 3(10) and 205(4) of the Data Protection Act 2018.

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SCHEDULE 2 - ADVISER’S CERTIFICATE

I, Lydia Moore of Mishcon de Reya LLP, whose address is Africa House, 70 Kingsway, London, WC2B 6AH, am a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate and confirm that I have given Simona Camilleri (my client) legal advice on the terms and effect of the agreement between my client and INSPIRED GAMING (UK) LIMITED of today’s date (the Agreement) and, in particular, its effect on my client’s ability to pursue the claims specified in Schedule 2 to the Agreement.

I also confirm that there is now in force (and was in force at the time I gave the advice referred to above) a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claim in respect of loss arising in consequence of the advice I have given my client.

SIGNED /s/ Lydia Moore

DATE August 12, 2026

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Signed for and on behalf of

INSPIRED GAMING (UK) LIMITED by	Signature	/s/ Brooks Pierce

	Name (block capitals)…	BROOKS PIERCE.

Director/Authorised Signatory

Signed by

SIMONA CAMILLERI	Signature	/s/ Simona Camilleri

	Name (block capitals)…	SIMONA CAMILLERI

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